Exhibit 5

[Baker & Hostetler LLP Letterhead]

September 14, 2009

Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876

Gentlemen:

We have acted as counsel to Telkonet, Inc., a Utah corporation (the “Company”), in connection with the Company’s Form S-8 Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933 (the “Act”) relating to the registration of 11,000,000 shares of common stock, par value $0.001 per share (the “Common Shares”), of the Company for issuance under the Telkonet, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).

In connection with the foregoing, we have examined: (a) the Certificate of Incorporation of the Company, as amended; (b) the Bylaws of the Company, as amended; (c) the Plan; and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based on such examination, we are of the opinion that the Common Shares available for issuance under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP